Global Self Storage Completes Acquisition of Tuxis Self Storage Facilities in Clinton, Connecticut and Millbrook, New York

New York, NY – January 3, 2017 – Global Self Storage, Inc. (NASDAQ: SELF), a real estate investment trust (REIT) that owns and operates self storage facilities, has completed the acquisition of two self storage facilities and a commercial property from Tuxis Corporation (OTC PINK: TUXS) for $6.9 million, which includes $5.925 million in cash and approximately $975,000 of Global Self Storage common stock. Tuxis is a self storage and real estate development company as well as a Global Self Storage affiliate.

The acquired properties, which opened under Global Self Storage management on January, 3, 2017, include a 185 unit, 31,000 square foot mixed traditional indoor, outdoor, and climate-controlled self storage facility located in Clinton, Connecticut, a 142 unit, 15,000 square foot all climate-controlled self storage facility located in Millbrook, New York, and an adjoining 1,875 square foot Millbrook commercial property.

Permits to re-develop and expand the Millbrook facility have been submitted to the local planning and zoning boards. Upon re-development and expansion approval and satisfaction of other conditions, including construction groundbreaking, the company is expected to make an additional $900,000 cash payment to Tuxis.

"The addition of these stores is expected to have an immediate accretive impact on our property revenues, net operating income and funds from operations," said president and chief executive officer of Global Self Storage Mark C. Winmill. "The expansion opportunity at the Millbrook property has the potential to further increase the store's revenues and net operating income."

"The acquisition of these two stores marks our third and fourth in the past five months, and brings the total number of stores in our portfolio to 11. We continue to evaluate our existing stores for expansion potential and pursue acquisition opportunities in secondary and tertiary cities where we believe new development activity may be less concentrated compared to primary markets and urban centers."

About Global Self Storage
Global Self Storage, Inc. is a self-administered and self-managed REIT focused on the ownership, operation, acquisition, development and redevelopment of self storage facilities in the United States. The company's self storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. It currently owns and operates, through its wholly owned subsidiaries, eleven self storage properties located in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, and South Carolina. For more information, go to http://ir.globalselfstorage.us or visit our self storage customer site at www.globalselfstorage.us.

About Tuxis Corporation
Tuxis Corporation is a holding company engaged through its subsidiaries primarily in real estate development and management.  To learn more about Tuxis Corporation, including Rule 15c2-11 information, please visit www.tuxis.com.

Cautionary Note Regarding Forward Looking Statements
 Certain information presented in this press release may contain "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements concerning the company's plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as "believes," "expects," "estimates," "may," "will," "should," "anticipates" or "intends," or the negative of such terms or other comparable terminology, or by discussions of strategy. All forward-looking statements by the company involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the company, which may cause the company's actual results to be materially different from those expressed or implied by such statements. The company may also make additional forward looking statements from time to time.  All such subsequent forward-looking statements, whether written or oral, by the company or on its behalf, are also expressly qualified by these cautionary statements. All forward-looking statements, including without limitation, the company's examination of historical operating trends and estimates of future earnings, are based upon the company's current expectations and various assumptions. The company's expectations, beliefs and projections are expressed in good faith and it believes there is a reasonable basis for them, but there can be no assurance that the company's expectations, beliefs and projections will result or be achieved. All forward looking statements apply only as of the date made. The company undertakes no obligation to publicly update or revise forward looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Contacts:
Global Self Storage, Inc.
Mark C. Winmill
President and Chief Executive Officer
mwinmill@globalselfstorageinc.com
1-212-785-0900, ext. 201

Liolios Investor Relations
Michael Koehler
SELF@liolios.com
1-949-574-3860

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